UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2006

VITESSE SEMICONDUCTOR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-31614 (Commission File Number)	77-0138960 (IRS Employer Identification No.)
741 Calle Plano, Camarillo, California (Address of principal executive offices)	93012 (Zip Code)

Registrant’s telephone number, including area code: (805) 388-3700

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements for Certain Officers.

On December 28, 2006, Ira Deyhimy, the Vice President, Strategy Development of Vitesse Semiconductor Corporation (the “Company”), and on December 29, 2006, Christopher Gardner, the Chief Executive Officer of the Company, agreed with the Company to amend all of their respective existing unexercised stock option awards that vested after December 31, 2004 or will vest after December 31, 2004 and that are subject to an exercise price that is less than the Fair Market Value of a share of the Company’s common stock at the time of grant, to have an exercise price equal to the Fair Market Value of a share of Vitesse’s common stock on the actual date of grant. The determination as to the sock options that require adjustment and the revised exercise prices will be made by the Board of Directors of the Company or a designated committee thereof.

As previously reported, a Special Committee of the Board of Directors of the Company has determined that members of the Company’s former senior management backdated and manipulated the grant dates of stock options granted by the Company over a number of years. Such backdating and manipulation resulted in lower exercise prices for the stock options. The Special Committee did not find any evidence that any member of the current senior management of the Company, including Messrs. Gardner and Devhimy, was aware of the improper practices with respect to stock options. The agreements to amend the stock options of Messrs. Gardner and Devhimy were entered into solely to comply with the requirements of Section 409A of the Internal Revenue Code.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Camarillo, State of California, on January 5, 2007.

VITESSE SEMICONDUCTOR CORPORATION

By:	/s/ Christopher Gardner

Christopher Gardner

Chief Executive Officer

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